Gramercy Capital Corp. Announces Formation of Joint Venture with Garrison Investment Group to Purchase a Portfolio of Office Buildings Primarily Leased to Bank of America, N.A.

NEW YORK--(BUSINESS WIRE)-- Gramercy Capital Corp. (NYSE: GKK) today announced that it has formed a joint venture with an affiliate of Garrison Investment Group ("Garrison") and executed a definitive agreement to acquire 100% of the membership interests in entities owning 115 office buildings from an affiliate of KBS Real Estate Investment Trust, Inc. ("KBS"). The purchase price for the portfolio is $470 million in cash plus the issuance to KBS at closing of 6 million shares of the Company's common stock, valued at $15.0 million. Buyer's obligations under the purchase agreement are subject to the satisfaction of certain conditions, including obtaining mortgage financing on terms satisfactory to buyer. The acquisition is expected to close in the fourth quarter of 2012; however, there can be no assurances that the acquisition will close on the terms described herein or at all. Each partner owns a 50% membership interest in the joint venture.

The portfolio totals 5.6 million square feet of which approximately 81% is leased to Bank of America, N.A. for a term ending in June 2023. Total portfolio occupancy equals approximately 88%. The projected 2012 net operating income for the portfolio is approximately $41.5 million. The portfolio was previously part of the Company's Gramercy Realty division, beneficial ownership of which was transferred to KBS pursuant to a collateral transfer and settlement agreement dated September 1, 2011. Bank of America, N.A. senior unsecured debt is currently rated A by Standard & Poor's and Fitch and A3 by Moody's.

The Company expects the joint venture to leverage the portfolio with approximately 55% to 60% mortgage financing. The Company also expects the joint venture to identify and market for sale certain non-core assets with the objective of arriving at a core portfolio of primarily single tenant properties subject to a long-term lease with Bank of America, N.A.

Simultaneously with the execution of the purchase agreement, a Company affiliate and a Garrison affiliate funded as co-lenders an approximately $39.0 million mezzanine loan to certain affiliates of KBS. The loan is secured by cash collateral of $6.0 million and pledges of borrowers' equity interests in certain entities owning various real estate assets and is guaranteed by KBS. The proceeds of the loan were used by KBS to extinguish certain loans held by third party lenders that were secured by, among other things, pledges of the membership interests being acquired by the joint venture.

The loan had a 1% origination fee, bears interest at 10% per annum and has a stated maturity of April 1, 2013. The loan is deemed matured upon the joint venture's purchase of the portfolio, and any outstanding loan balance will be applied as a credit against the purchase price at closing. The Company has also agreed that, effective upon the joint venture's acquisition of the portfolio, the base management fee paid by KBS to a Company affiliate to manage the former Gramercy Realty portfolio will be reduced from $12.0 million to $9.0 million per year.

Gordon F. DuGan, Chief Executive Officer of the Company, commented: "This transaction presents Gramercy with an opportunity to buy a high quality office portfolio primarily leased to Bank of America for $87 per square foot with a 10.9-year remaining lease term and an initial capitalization rate of approximately 8.5%. This agreement begins the implementation of our strategy to create durable, recurring cash flows through the ownership of long-term leased properties. We are very excited to enter into this venture with Garrison Investment Group and will be working diligently with our partner to close the transaction during the fourth quarter of this year."

COMPANY PROFILE

Gramercy Capital Corp. is a self-managed, integrated commercial real estate investment and asset management company whose Gramercy Finance division manages approximately $2.0 billion of whole loans, bridge loans, subordinate interests in whole loans, mezzanine loans, preferred equity, commercial mortgage-backed securities and other real estate securities which are financed through three non-recourse collateralized debt obligations, and whose Gramercy Realty division currently manages approximately $2.0 billion of commercial properties leased primarily to regulated financial institutions and affiliated users throughout the United States. The Company is headquartered in New York City and has regional investment and portfolio management offices in Jenkintown, Pennsylvania, Charlotte, North Carolina, and St. Louis, Missouri.

To review the Company's latest news releases and other corporate documents, please visit the Company's website at www.gkk.com or contact Investor Relations at 212-297-1000.

ABOUT GARRISON

Garrison Investment Group is a leading middle market credit and asset based investor. Garrison's investment strategy focuses on unique middle market transactions across real estate, corporate credit, commercial & industrial and consumer loans. The firm is based in New York, has 63 employees (37 investment professionals) and manages in excess of $3 billion in assets under management.

FORWARD-LOOKING INFORMATION

This press release contains forward-looking information based upon the Company's current best judgment and expectations. Actual results could vary from those presented herein. The risks and uncertainties associated with forward-looking information in this release include, but are not limited to, factors that are beyond the Company's control, including those listed in the Company's Annual Report on Form 10-K and in the Company's Quarterly Reports on Form 10-Q. The Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. For further information, please refer to the Company's filings with the SEC.

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